UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Verigy Ltd.
(Name of Registrant as Specified in Its Charter)

Advantest Corporation
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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Re: Acquisition of Shares of Verigy Ltd.
(Whereby Verigy Ltd. is to Become a Wholly Owned Subsidiary of Advantest Corporation)

On March 28, 2011, Advantest Corporation (hereinafter "Advantest") agreed to acquire all of the outstanding ordinary shares of Verigy Ltd. (which is headquartered in Singapore; hereinafter "Verigy"), a leading manufacturer of semiconductor test systems, which will become a wholly-owned subsidiary of Advantest (the "Transaction").

1. Background of the Transaction

Since its founding in 1954, Advantest has been committed to its mission of supporting society's development through testing, a measurement technology, and ensuring safety and security for people in the world while keeping with Advantest's corporate mission of "Technology Support on the Leading Edge."  Advantest made progress (although it was not easy to accomplish such progress) until the collapse of the IT bubble in 2000.   Since then, however, the environment surrounding our management has been quite severe and we have experienced significant deterioration in performance.  Current semiconductor market conditions do not allow for optimism because the semiconductor manufacturers have postponed capital investments and made limited equipment orders due to weakness in the digital appliance and personal computer market.  Even under such difficult circumstances, Advantest has sought to not only improve customer satisfaction but also increase revenue and enhance management stability through the development and expansion of sales of various products that meet semiconductor manufacturers' various testing and measurement needs.

Verigy has high technological competence primarily in non-memory semiconductor test systems and has a global sales network.  It is highly complementary to Advantest, mainly in terms of the technology and product lineups.

Advantest believes that the Transaction will allow it to better satisfy customer needs through the development and sale of a greater variety of high quality products and through increased technological innovation that is supported by more stable financial resources and also allow it to achieve sustainable growth in a rapidly changing and competitive semiconductor market.

2. Significance of the Transaction

(1) Highly Complementary Technology and Products

Building on Advantest's strength in memory semiconductor test systems and mass production lines and Verigy's strength in non-memory semiconductor test systems and R&D, we expect to drive technological innovation in the more comprehensive field of automatic semiconductor test equipment.  We will also work to enhance growth and profitability by reallocating resources currently devoted to areas of duplicative research and development, with a goal of accelerating our combined technical capabilities and developing new business.

(2) Customer Relationships

We will have a wide and comprehensive range of products, which will enable it to provide customers with the most advanced collection of test solutions, such as improved test efficiency and reduced cost.  Expanding our scale of operations is also expected to enhance our ability to provide long-term and consistent service to our customers.

(3) Global Business Development

Through the combination of Advantest, which has developed its business primarily in Japan and Asia, and Verigy, which has a significant presence in the United States and Europe, we will expand our global customer base.  We expect to accelerate our globalization efforts at the  operation level by acquiring excellent human resources on a global scale.

3. Overview of the Newly Acquired Subsidiary (Verigy)

(1)	Corporate name	Verigy Ltd.
(2)	Location	No. 1 Yishun Ave 7, Singapore 768923
(3)	Name and title of representative	Jorge Titinger, President and Chief Executive Officer
(4)	Business description	Design, manufacture and sale of semiconductor test system
(5)	Paid-in capital	US$ 449 million
(6)	Date of incorporation	January 23, 2006
(7)	Major shareholder and its holding ratio	As of December 31, 2010: Cadian Capital Management LLC -- 9.8% (5,919,156 shares) Ameriprise Financial Inc. -- 6.2% (3,752,182 shares) Diamond Hill Capital Management Inc. -- 6.1% (3,721,345 shares)
(8)	Relationship with Advantest	Capital
Advantest owns 10 ordinary shares of Verigy (0.000016% of its total outstanding shares); however, Advantest and Verigy do not have any capital relationships that are required to be disclosed.  There are also no capital relationships required to be disclosed between Advantest's associated persons and affiliates and Verigy's associated persons and affiliates.

Personal
Advantest and Verigy do not have any personal relationships that are required to be disclosed.  There are also no personal relationships required to be disclosed between Advantest's associated persons and affiliates and Verigy's associated persons and affiliates.

Transactional
Advantest and Verigy do not have any transactional relationships that are required to be disclosed.  There are also no transactional relationships required to be disclosed between Advantest's associated persons and affiliates and Verigy's associated persons and affiliates.

(9)	Consolidated performance and consolidated financial conditions in the last three years (Unit: US dollars)
Fiscal Year	2008	2009		2010
Consolidated Net Assets	$489 million	$402 million		$429 million
Consolidated Total Assets	$734 million	$713 million		$817 million
Consolidated Net Assets per share	$8.21	$6.88		$7.20
Consolidated Sales	$691 million	$323 million		$539 million
Consolidated Operating Profit/(Loss)	$48 million	($109 million	)	$24 million
Consolidated Net Profit/(Loss)	$28 million	($127 million	)	$16 million
Consolidated Net Profit/(Loss) per share	$0.48	($2.17)		$0.26
Dividends per share	$0	$0		$0

4. Purchase Price

Advantest agreed with Verigy that the purchase price shall be US$ 15.00 (approximately JPY 1,2151) per share.  The total purchase price is approximately US$ 1.1 billion (approximately JPY 90.9 billion).  Advantest determined that the Purchase Price is fair and reasonable after considering various factors such as Verigy’s assets and operations and possible synergies and through due diligence and other measures.

5. Funding

Advantest plans to use cash on hand but is also considering a wide range of funding measures, including bank borrowings, in light of business and financial conditions, market trends and other factors, to determine if alternative funding methods might be the most appropriate.

1	For reference purposes only, US dollar amounts are converted into Japanese yen amounts by using the foreign exchange ratio of US$ 1 = JPY 81 (as of March 25, 2011).

6. Method and Procedure for the Acquisition

The Transaction will be structured as a scheme of arrangement under Singapore law.  A scheme of arrangement is a popular acquisition method under Singapore law and is a friendly acquisition method because it is implemented based on the approval of Verigy’s board of directors, subject to, amongst other things, the approvals of Verigy’s shareholders and the Singapore Court.

The consummation of the Transaction will require the approval of Verigy's shareholders.  The Transaction requires approval by a majority in number, representing not less than 75% of the voting interest of the Verigy shares held by the Verigy shareholders present and voting, either in person or by proxy, at the meeting of Verigy’s shareholders (at which a quorum is present) to approve the Transaction.

7. Timelines

(1)	Execution of Implementation Agreement	March 28, 2011
(2)	Approvals from relevant regulatory authorities	TBD
(3)	Verigy shareholders' meeting	TBD
(4)	Approval from the Singapore Court	TBD
(5)	Acquisition of stock	TBD

8. Prospects for the Future

Because the closing of the Transaction is subject to, amongst other things, the approvals of the Singapore Court and relevant regulatory authorities, we plan to consummate the acquisition of Verigy after obtaining such approvals.  We will promptly disclose any potential impact on Advantest’s business performance and financial conditions in relation to the Transaction once such impact becomes clear.
(End)

＜Forward Looking Statements＞

This press release contains statements that are or may be forward looking statements.  These forward looking statements are identified by words such as "expect," "think," "aim" or other similar expression, or stated in explanation, especially about strategy, purpose, plan, or intention.  Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements.  Such factors include, but are not limited to: (1) an event or series of events affecting macroeconomic conditions generally and any semiconductor related industry generally, such as competition; (2) risks or events or a series of events relating to regulation and litigation; (3) any changes in legal regime; (4) any changes in applicable laws, including tax laws; (5) risks preventing the consummation of the Transaction; (6) failure to obtain approval from regulatory, including anti-trust, authorities or third parties required to consummate the Transaction or failure to satisfy other conditions to closing; and (7) other risks relating to the consummation of the Transaction, including the failure of the Verigy shareholders to approve the proposed Transaction; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies from the Advantest and Verigy Transaction; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Advantest and Verigy generally, including those set forth in the filings of the companies with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Verigy's annual reports on Form 10-K and quarterly reports on Form 10-Q and Verigy's current reports on Form 8-K, and the "Risk Factors" section of Advantest's annual reports on Form 20-F and Advantest's Reports of Foreign Private Issuer on Form 6-K, as well as other SEC filings.

The forward-looking statements in this presentation speak only as of this date.  Advantest has no obligation to update and disclose any forward looking statements after the date of this press release.

* * *

This communication does not constitute a solicitation of any vote or approval.  No proxy solicitation has commenced at this time.  In connection with the proposed Transaction, Verigy may file a proxy statement with the U.S. Securities and Exchange Commission ("SEC").  Any definitive proxy statement will be mailed to shareholders of Verigy.  INVESTORS AND SECURITY HOLDERS OF VERIGY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Advantest through the Web site maintained by the SEC at http://www.sec.gov or by contacting Advantest Investor Relations by e-mail at satsuki.tsuruta @jp.advantest.com or by telephone at (81-3) 3214-7570.

Advantest and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed Transaction.  Information regarding Advantest’s directors and executive officers who are considered to be participants is disclosed in the Schedule 14A filed with the SEC by Advantest on March 22, 2011.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement and other relevant materials to be filed with the SEC when they become available.